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                                  Exhibit 99.1

                             [GoAmerica letterhead ]

CONTACT: Investor Relations
         201-996-1717
         investors@goamerica.com

       GOAMERICA ANNOUNCES RESULTS FOR THE FOURTH QUARTER OF 2003 AND YEAR
                             ENDED DECEMBER 31, 2003

           Enters 2004 With a Renewed Focus and Business Opportunities

Hackensack, NJ--March 10, 2004--GoAmerica, Inc. (NASDAQ: GOAM) today announced results for the fourth quarter and year ended December 31, 2003. The Company also filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 with the Securities and Exchange Commission, which included the opinion of the Company's independent auditors, WithumSmith&Brown, without the "going concern" language included in the previous year's 10-K. Earlier in the day, the Company announced that it had closed on the equity portion of its $14.5 million financing after receiving approval from its stockholders.

Total revenue for the three months ended December 31, 2003 was approximately $2.3 million, compared to total revenue in the previous quarter of approximately $3.1 million and total revenue of approximately $6.8 million in the fourth quarter of 2002. As in past quarters, the sequential decrease in total revenue was primarily due to the Company's alliance with Earthlink and its continuing efforts to improve the payment profile of its subscriber base by eliminating those subscribers with poor payment performance. During the fourth quarter, revenue attributable to the Company's Wynd Communications subsidiary was $1.8 million.

The anticipated year-over-year decline in total revenue was primarily due to the continued implementation of the Company's strategic alliance with EarthLink (NASDAQ: ELNK), which commenced in the third quarter of 2002. As part of this alliance, EarthLink acquired segments of GoAmerica's customer base and became the Company's primary provider of network access, inventory fulfillment, billing and support. By transferring these lower margin products and services and administrative costs to EarthLink, GoAmerica was able to more than offset the year-over-year decline in revenue through a sizable reduction in our costs of subscriber airtime and other operating expenses. Accordingly, GoAmerica also realizes a significant reduction of revenue that it generates from sales of wireless airtime and equipment.

During the fourth quarter, GoAmerica executed definitive agreements with multiple investors to sell an aggregate of 96,666,666 shares of the Company's common stock, plus warrants to purchase additional shares of common stock, for an aggregate purchase price of approximately $14.5 million. This financing


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included a $1 million secured bridge financing received on December 19, 2003 and the equity investment that closed earlier today. Also during the fourth quarter, GoAmerica entered into settlement agreements with its largest creditors, which relieved the Company of approximately $10 million in debt and contingent liabilities as of December 31, 2003, and will relieve an additional $2 million during the first quarter of 2004. As a condition of the equity financing, a maximum of $900,000 of the new financing proceeds will be used to satisfy certain historical liabilities and to support a letter of credit. GoAmerica also took steps to reduce further the Company's cost structure, including workforce reductions and office consolidation. Through these initiatives and other cost savings associated with GoAmerica's alliance with EarthLink, the Company was able to reduce selling, general and administrative (SG&A) expenses during the fourth quarter by 71% over the fourth quarter of 2002.

Net loss for the fourth quarter was approximately $1.4 million, or $0.03 per diluted common share, compared with a net loss of $1 million, or $0.02 per diluted common share, during the previous quarter, and a net loss of $8.2 million, or $0.15 per diluted common share, during the fourth quarter of 2002. Reported net loss for the fourth quarter of 2003 includes a $750,000 reduction in accruals for certain subscriber revenue-related expenses and a $347,000 reduction in general and administrative expenses for one-time reductions of deferred rent for certain long term lease related costs recorded in prior periods.

As of December 31, 2003, GoAmerica had $568,000 in cash and cash equivalents, which includes amounts received from the bridge financing, compared to $845,000 as of September 30, 2003 and $5.0 million as of December 31, 2002. Through the fourth quarter of 2003, GoAmerica has reduced its overall use of cash for ten consecutive quarters. As a result of the closing of the balance of the financing today, the Company believes that has sufficient funds to execute its new business plan, which focuses on providing differentiated communication services to people with hearing loss.

About GoAmerica

GoAmerica, Inc.'s aim is to improve the quality of life for people who are deaf or hard of hearing by being their premier provider of innovative communication services. These technology-based services are delivered through GoAmerica's wholly owned subsidiaries, including Wynd Communications Corporation, the leading provider of wireless telecommunications services for people with hearing loss. Wynd Communications is a winner of the California Governor's Award for Excellence in Universal Design and Technology and has been recognized by both the Clinton and Bush Administrations for its commitment to Americans with disabilities. For more information, visit www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717.

The statements contained in this news release (including our estimate regarding the availability of cash resources) that are not based on historical fact are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of forward-looking terminology such as "may", "will", "expect", "estimate", "anticipate", "continue", or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our limited operating history; (ii) our ability to successfully manage our strategic alliance with EarthLink; (iii) our dependence on EarthLink to provide billing, customer and



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technical support to certain of our subscribers;  (iv) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (v) our dependence on wireless carrier networks; (vi) our ability to respond to increased competition in the wireless data industry; (vii) our ability to integrate acquired businesses and technologies; (viii) our ability to generate revenue growth; (ix) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (x) our ability to manage our remaining operations; and (xi) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange
Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements.

Each reference in this news release to "GoAmerica", the "Company" or "We", or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries. "GoAmerica", "Go.Web", "Go.Web Enterprise Server", "Mobile Office", and "OnPrem" are trademarks or service marks of GoAmerica, Inc. "WyndTell", "Deafwireless", and "Deafwireless Superstore" are trademarks or service marks, and "Wynd" and "WyndTell" are registered trademarks of Wynd Communications Corporation. Other names may be trademarks of their respective owners.

                              - Tables to follow -


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                                 GOAMERICA, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (In thousands)

                                                    December 31,  December 31,
                                                        2003        2002
                                                      -------     -------
Assets
Current assets:
     Cash and cash equivalents ....................   $   568     $ 4,982
     Accounts receivable, net .....................     1,737       5,780
     Merchandise inventories, net .................       213       1,046
     Prepaid expenses and other current assets ....       649         520
                                                      -------     -------
Total current assets ..............................     3,167      12,328
Other assets ......................................     9,798      14,437
                                                      -------     -------
Total assets ......................................   $12,965     $26,765
                                                      =======     =======

Liabilities and stockholders' equity

Current liabilities:

     Accounts payable .............................   $ 1,472     $ 4,694
     Accrued expenses .............................     3,040       5,917
     Bridge note payable, net .....................       625          --
     Deferred revenue .............................       673       2,406
     Other current liabilities ....................        13         348
                                                      -------     -------
Total current liabilities .........................     5,823      13,365
Other liabilities .................................        --         383
Stockholders' equity ..............................   $ 7,142      13,017
                                                      -------     -------
                                                       12,965     $26,765
                                                      =======     =======

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                                 GOAMERICA, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)

                                                Three Months Ended December 31,     Year Ended December 31,
                                                 ------------------------------------------------------------
                                                     2003           2002
                                                  Unaudited       Unaudited          2003            2002
                                                 ------------    ------------    ------------    ------------
Revenues:
     Subscriber ..............................   $      2,111    $      5,756    $     10,108    $     29,017
     Equipment ...............................            125             900           1,042           6,560
     Other ...................................             85             133             728             335
                                                 ------------    ------------    ------------    ------------
                                                        2,321           6,789          11,878          35,912
Costs and expenses:
     Cost of subscriber airtime, net .........            364           3,669           2,669          20,434
     Cost of network operations ..............            167             665           1,828           3,074
     Cost of equipment revenue ...............            129           1,728           1,152           8,537
     Sales and marketing,  net ...............            204           1,221           1,072           8,038
     General and administrative ..............          2,025           6,281           9,617          29,082
     Research and development ................             93             593           1,209           3,456
     Depreciation and amortization ...........            366             729           1,912           4,342
     Amortization of goodwill and other
     intangibles .............................            288             184           1,081           1,483
     Impairment of goodwill ..................             --              --             193           8,400
     Impairment of other long-lived assets ...            150             287           1,202           5,582
                                                 ------------    ------------    ------------    ------------
                                                        3,786          15,357          21,935          92,428
                                                 ------------    ------------    ------------    ------------
Loss from operations .........................         (1,465)         (8,568)        (10,057)        (56,516)
Other income (expense):
Gain on sale of subscribers ..................             --              --           1,756              --
Settlement gains, net ........................             85              --              85              --
Interest (expense) income, net ...............           (262)            (21)           (275)            191
                                                 ------------    ------------    ------------    ------------
Total other income ...........................           (177)            (21)          1,566             191
                                                 ------------    ------------    ------------    ------------
Net loss before benefit from income taxes ....         (1,642)         (8,589)         (8,491)        (56,325)
Income tax benefit ...........................            284             436             284             436
                                                 ------------    ------------    ------------    ------------
Net loss .....................................   $     (1,358)   $     (8,153)   $     (8,207)   $    (55,889)
                                                 ============    ============    ============    ============
Basic net loss per share .....................   $      (0.03)   $      (0.15)   $      (0.15)   $      (1.04)
                                                 ============    ============    ============    ============
Diluted net loss per share ...................   $      (0.03)   $      (0.15)   $      (0.15)   $      (1.04)
                                                 ============    ============    ============    ============
Weighted average shares used in computation of
   basic net loss per share ..................     54,531,751      53,969,660      54,259,237      53,845,787
Weighted average shares used in computation of
   diluted net loss per share ................     54,531,751      53,982,579      54,259,237      53,869,236